Exhibit 99.1

NEWS RELEASE

Contact: Matthew Kohnke, CFO, mkohnke@dormanproducts.com, (215) 997-1800. Visit our website at www.dormanproducts.com

Dorman Products, Inc. Reports Sales and Earnings

For the Second Quarter Ended June 28, 2014; Announces

Expansion of Stock Repurchase Program

Second Quarter Highlights:

•	Sales increased 21% to $196.2 million.

•	Net income increased 20% to $23.2 million, or $0.64 per diluted share.

•	Share repurchases totaled $8.4 million under stock repurchase program.

COLMAR, PENNSYLVANIA (July 30, 2014) – Dorman Products, Inc. (NASDAQ:DORM) today announced sales for the second quarter ended June 28, 2014 of $196.2 million, an increase of 21% from $162.3 million in the second quarter of 2013. Revenue growth was driven by the combination of strong overall demand for our products and several large stocking orders and line updates. Net income for the second quarter ended June 28, 2014 increased 20% to $23.2 million, or $0.64 per diluted share, up from the prior year’s net income of $19.3 million, or $0.53 per diluted share.

“We are pleased to report that our second quarter sales growth represents the sixth consecutive quarter of double digit sales growth. Our continued investments in new product development, and our customers’ acceptance of these products, have led to the strong financial results,” said Mr. Steven Berman, Chairman and Chief Executive Officer. “During the first half of 2014, we released nearly 2,450 new parts, a 44% increase over the first half of 2013 levels, and nearly equal to the total new part introductions in all of 2012.”

Gross profit margin was 37.2% for the second quarter ended June 28, 2014, compared to 39.7% for the same period last year. The decline in margin is primarily the result of competitive pricing pressures and mix shift that resulted in lower overall net selling prices, provisions for excess and obsolete inventory that were $1.5 million higher during the quarter, and higher transportation costs. Selling, general and administrative expenses increased 8% in 2014 to $36.3 million from $33.6 million in 2013, but declined as a percentage of sales to 18.7% from 20.3%. Cost increases were primarily the result of higher variable costs associated with the 21% sales growth and additional investments in product development.

For the six months ended June 28, 2014, sales increased 20% over the prior year period to $379.7 million from $316.7 million last year. Net income in 2014 increased 22% to $46.8 million from $38.4 million in the same period last year. Diluted earnings per share in 2014 rose 22% to $1.28 from $1.05 in the same period last year.

“Our sales growth rate in the first half of 2014 is partially the result of large stocking initiatives from certain customers along with a larger than normal level of product line updates. We don’t expect this pattern to continue in the second half of the year, and believe that sales growth for the remainder of the year will return to more historic low double digit rates,” said Mr. Berman.

The Company also announced that its Board of Directors has authorized an increase to the existing share repurchase program from $30 million to $50 million. During the second quarter ended June 28, 2014, Dorman repurchased 158,300 shares of its common stock for $8.4 million, at an average price of $52.80 per share. During the first six months of 2014, the Company has repurchased 161,900 shares of its common stock for $8.5 million, at an average price of $52.75 per share. Subsequent to the end of the second quarter and through July 28, 2014, the Company repurchased an additional 298,700 shares of its common stock for $14.5 million, at an average price of $48.68 per share.

Dorman Products, Inc. is a leading supplier of Dealer “Exclusive” automotive replacement parts, automotive hardware, brake products, and household hardware to the Automotive Aftermarket and Mass Merchandise markets. Dorman products are marketed under the Dorman®, OE Solutions™, HELP!®, AutoGrade™, First Stop™, Conduct-Tite®, TECHoice™, Dorman® Hybrid Drive Batteries and Dorman HD Solutions™ brand names.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to the Company’s future growth rates. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “forecast,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, competition in the automotive aftermarket industry, concentration of the Company’s sales and accounts receivable among a small number of customers, the impact of consolidation in the automotive aftermarket industry, foreign currency fluctuations, dependence on senior management and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 28, 2013. The Company is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per-share data)

	13 Weeks		13 Weeks
Second Quarter (unaudited)	6/28/14	Pct.	6/29/13	Pct.
Net sales	$196,187	100.0	$162,261	100.0
Cost of goods sold	123,226	62.8	97,906	60.3
Gross profit	72,961	37.2	64,355	39.7
Selling, general and administrative expenses	36,261	18.5	33,601	20.7
Income from operations	36,700	18.7	30,754	19.0
Interest expense, net	63	—	53	0.1
Income before income taxes	36,637	18.7	30,701	18.9
Provision for income taxes	13,393	6.9	11,359	7.0
Net income	$23,244	11.8	$19,342	11.9

Diluted earnings per share	$0.64		$0.53

Weighted average diluted shares outstanding	36,471		36,685

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per-share data)

	26 Weeks		26 Weeks
Second Quarter (unaudited)	6/28/14	Pct.	6/29/13	Pct.
Net sales	$379,699	100.0	$316,704	100.0
Cost of goods sold	235,096	61.9	191,525	60.5
Gross profit	144,603	38.1	125,179	39.5
Selling, general and administrative expenses	70,956	18.7	64,517	20.3
Income from operations	73,647	19.4	60,662	19.2
Interest expense, net	102	—	101	0.1
Income before income taxes	73,545	19.4	60,561	19.1
Provision for income taxes	26,750	7.1	22,147	7.0
Net income	$46,795	12.3	$38,414	12.1

Diluted earnings per share	$1.28	—	$1.05	—

Weighted average diluted shares outstanding	36,514	—	36,658	—

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands)

	6/28/14	12/28/13
Assets:
Cash and cash equivalents	$53,984	$60,593
Accounts receivable	188,127	180,777
Inventories	183,764	164,421
Deferred income taxes	21,310	20,798
Prepaid expenses	6,358	5,851
Total current assets	453,543	432,440
Property & equipment	75,848	64,786
Goodwill and other intangible assets	30,039	30,089
Other assets	2,457	1,854
Total assets	$561,887	$529,169

Liabilities & Shareholders’ Equity:
Accounts payable	$59,506	$61,255
Accrued expenses and other	27,139	30,483
Total current liabilities	86,645	91,738
Other long-term liabilities	5,358	5,310
Deferred income taxes	18,317	18,480
Shareholders’ equity	451,567	413,641
Total Liabilities and Equity	$561,887	$529,169

Selected Cash Flow Information:

(in thousands)	13 Weeks (unaudited)		26 Weeks (unaudited)
	6/28/14	6/29/13	6/28/14	6/29/13
Depreciation, amortization and accretion	$2,976	$2,465	$5,836	$4,733
Capital expenditures	$8,870	$4,240	$15,878	$7,086